UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO OUR SHAREHOLDERS:
We are pleased to invite you to attend the annual meeting of shareholders of lululemon athletica inc. on Wednesday, June 8, 2022, beginning at 8:00 a.m., Pacific Time. The annual meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2022. You also will be able to vote your shares electronically at the annual meeting.
We are excited to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and the company. We believe hosting a virtual meeting helps enable greater shareholder attendance at the annual meeting by allowing shareholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying notice and proxy statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are sending to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2021 annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 annual report, and a form of proxy card or voting instruction card. All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by paper proxy, or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date	Virtual Meeting
June 8, 2022 at 8:00 a.m., Pacific Time (Online check-in will begin at 7:30 a.m., Pacific Time)	Virtual Live webcast at www.virtualshareholdermeeting.com/lulu2022.

Proposal		Board recommends you vote:
MANAGEMENT PROPOSALS
Proposal No. 1	Election of three Class III directors to a three-year term	For ✓
Proposal No. 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2022	For ✓
Proposal No. 3	Advisory vote to approve the compensation of our named executive officers	For ✓
SHAREHOLDER PROPOSAL
Proposal No. 4	Shareholder proposal regarding a report on the slaughter methods used to procure down (if properly presented at the meeting)	Against ✗
Shareholder vote
Shareholders of record at the close of business on April 12, 2022, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of those shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for any purpose germane to the meeting for a period of ten days prior to the meeting at our principal offices. If you would like to schedule an appointment to examine the shareholder list during this period, please email our company secretary at investors@lululemon.com. The shareholder list will also be available to shareholders of record during the annual meeting on the virtual meeting website.
Online Access to Proxy
We are pleased to continue using the U.S. Securities and Exchange Commission's "notice and access" delivery model allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this delivery process will expedite shareholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 27, 2022, we intend to send to our shareholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and 2021 annual report, on how to vote online, and on how to access the virtual annual meeting and the shareholder list. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.
Technical Help
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

Vancouver, British Columbia
April 27, 2022

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2022 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 8, 2022
GENERAL INFORMATION

This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of shareholders to be held on Wednesday, June 8, 2022 at 8:00 a.m., Pacific Time. Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
Virtual Annual Meeting
We are pleased to inform you that this year's meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2022. We expect to first make this proxy statement available, together with our 2021 annual report, to shareholders on or about April 27, 2022.

Our board of directors considers the appropriate format for our annual meeting of shareholders on an annual basis. We are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and lululemon. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe the benefits of a virtual meeting allow our shareholders to have robust engagement with lululemon, and is in the best interests of our shareholders at this time.
Who May Vote
Only persons who are holders of record of our common stock or our special voting stock at the close of business on April 12, 2022, which is the record date, will be entitled to notice of and to vote at the annual meeting. On the record date, 122,816,107 shares of common stock and 5,203,012 shares of special voting stock were issued and outstanding. Each share of common stock and special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting. Accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Shareholders may not take action at the annual meeting unless there is a quorum present at the meeting. Shareholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of an independent registered accounting firm.
Vote Required
MANAGEMENT PROPOSALS

Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.

Proposal No. 2: The selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3: The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

SHAREHOLDER PROPOSALS

Proposal No. 4: Under our current bylaws, approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given. In the absence of directions, these shares will be voted "FOR" the election of the director nominees named in this proxy statement, "FOR" Proposals No. 2 and No. 3, and “AGAINST” Proposal No. 4 – Shareholder Proposal.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the annual meeting.

Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.

Voting by Telephone	You can vote your shares by telephone. Instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "shareholder of record." As the shareholder of record, you have the right to attend the meeting, grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.
Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the company secretary of lululemon a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.

Householding
The SEC permits companies to send a single notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2021 annual report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2021 annual report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2021 annual report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile, mail, email or other methods of electronic communication. We have also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. Shareholders are requested to return their proxies without delay.
Note Regarding Forward-Looking Statements
This proxy statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We use words such as "anticipates," "believes," "estimates," "may," "intends," "expects," and similar expressions to identify forward-looking statements. All forward-looking statements are inherently uncertain as they are based on our current expectations and assumptions concerning future events and may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the "Risk Factors," “Quantitative and Qualitative Disclosures About Market Risk,” and “Management’s Discussion and Analysis” sections of our periodic reports on Form 10-K and Form 10-Q. Any or all of our forward-looking statements in this report may turn out to be inaccurate. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this report may not occur as contemplated, and our actual results could differ materially from those anticipated or implied by the forward-looking statements. All forward-looking statements in this proxy statement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement.

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

YEAR IN REVIEW

In this proxy statement, we refer to the fiscal year ended January 30, 2022 as "2021" and the fiscal year ended January 31, 2021 as "2020."
Our COVID-19 Response
We closely monitor the changing landscape of COVID-19 so that we can make appropriate decisions to support and keep our people safe. Over the last two years, we have responded to the pandemic with a variety of measures from temporarily closing our stores to committing to pay protection for employees during the COVID-19 related closures. During 2020 we launched a hardship fund for employees, the We Stand Together Fund, and launched an Ambassador Relief Fund, and these continued in 2021.
We created a wide range of resiliency and connection sessions and tools to support our people during the pandemic and we made these resources available to our guests and the broader community.
As we continue to navigate the COVID-19 pandemic, we continue to prioritize the safety of our people and our guests. We are closely monitoring the situation in the markets and communities that we serve. We will temporarily close stores and restrict operations as necessary, based upon information from government and health officials.
Global Wellbeing Report
We released our first-ever Global Wellbeing Report, advancing our commitment to advocate for holistic wellbeing through movement, mindfulness, and connection. The report reveals an urgency to improve across physical, mental, and social dimensions - punctuating the impact of the pandemic and social, political, and environmental issues. We expect this report to accelerate our efforts to support the wellbeing of our guests, employees and the communities we serve.
lululemon Studio
Building on the learnings from our lululemon pilot membership program, as well our vision to create a new path for connected fitness, we plan to launch a new two-tiered membership program in 2022. The intent of the program is to build stronger guest engagement, loyalty and community and to create a versatile and more immersive fitness offering.
lululemon studio will represent our highest level of membership. In addition to being able to access in-home fitness classes through the MIRROR, our interactive workout platform, we plan to provide members with access to exclusive digital content from new studio partners, discounts to in-person classes at partner studios, and other benefits across the lululemon eco-system.

In 2021 we set up MIRROR shop-in-shops in approximately 200 stores in North America, including launching in Canada, and we continued to enhance the offering with new content, digital enhancements and connected accessories.
Impact Report
We launched our inaugural Impact Report to share our performance and progress towards the environmental and social commitments in our Impact Agenda, released a year ago. The Impact Agenda is our broad vision and strategy to help transform our industry and create a healthier world. The annual Impact Report serves as a platform to share our evolved vision, strategies, and progress against publicly stated goals, and disclosures for key environmental, social, and governance (“ESG”) topics.
Team Canada Outfitter
The Canadian Olympic Committee (COC) and Canadian Paralympic Committee (CPC) announced lululemon as the new official clothing outfitter of Team Canada beginning with the Olympic and Paralympic Winter Games in 2022 and extending through the Los Angeles 2028 Summer Games. lululemon will design Team Canada’s apparel and accessories for the Olympic Games and provide athletes, coaches, and mission team members with clothing for the opening ceremony, podium (medal ceremony), closing ceremony, media opportunities, and athletes’ village wear. We also plan to develop experiences to help athletes maximize their potential both on and off the field of play.
Ambassadors
Our ambassadors are athletes and community members who create unique offerings for our guests, including classes and inspirational campaigns. In 2021, we welcomed new ambassadors into the lululemon family in tennis, basketball, dance, and more sweaty activities. Our relationships with our ambassadors strengthen our connection to our communities and provide instrumental feedback to inform future designs and development of our products.
Our People
Our goal is to be the number one place where people come to grow and develop as inclusive leaders and lead in supporting all to be well. Some of the wide-ranging holistic benefits we offered to our employees include:

•Raised Minimum Base Pay: We have raised the minimum base pay for the majority of our North American stores and Guest Education (GEC) employees to $15 or $17 per hour depending on role and market. In addition, employees continue to be eligible for lululemon’s team-based bonus program, with the ability to earn up to an additional $3 per hour on average, and up to $6 per hour, for store-based goals and results achieved.
•Pay Equity: We maintain 100% gender pay equity within our entire global employee population, meaning equal pay for equal work across genders. We have achieved pay equity across all areas of diversity in the United States and are seeking, to the extent permitted under local law and regulation, to collect the data necessary to confirm complete pay equity globally.
•Mental Health and Health Benefits: Our comprehensive health benefits program for eligible employees and dependents, include mental health offerings and support such as mental health first aid training, psychology benefits, an employee assistance program, and paid time off to promote wellbeing.

•Parenthood Program and Support Groups: Our global gender-neutral parenthood program offers paid leave of up to six months for employees at all levels based on tenure for maternity, paternity, and adoption leaves.
•Professional Coaching: One-on-one coaching for employees to engage in a conscious and creative process that supports living into their personal and professional potential. In 2021, a total of 5,500 coaching sessions were completed, with more than 200 professionally trained internal coaches available globally. We offer coaching to all levels of employees through a variety of offerings, such as:
◦1:1 Leadership Coaching: A nine-month experience for people leaders.
◦Parenthood Group Coaching: A group setting where parents can meet with one another and a coach to talk through challenges specifically related to being a working parent.
◦On-Demand Coaching: Coaching sessions available to anyone in the organization.
◦Career Coaching: A six-week experience for those who want to focus on clarifying their career goals and/or increase satisfaction in their current role – available to all who meet baseline eligibility.

•IDEA (Inclusion, Diversity, Equity, and Action): Our IDEA mission is to expand being well to encompass a culture of inclusion where diversity is celebrated, equity is the norm, and action is the commitment. In 2021, lululemon made strides in our IDEA journey, building what we believe is an ecosystem of inclusion that resulted in increased representation, a healthier culture, application of inclusive design principles, and the implementation of IDEA in everything we do.
◦Global IDEA Internship Program: Launched in August 2021 across North America and Australia, the 12-week full-time, paid IDEA Global Internship Program provides practical work experience and professional development for eligible employees and external interns interested in enhancing their knowledge and skills in select Store Support Centre (SSC) functions.
◦People Networks: Employee-led groups create spaces, avenues, and support for traditionally and historically underrepresented employees to connect, restore, and develop individually and as a community.
◦Hiring Transformation 2.0: Launched a standardized interview process in retail, a hiring playbook for SSC, diverse slates for all open positions, and a diverse sourcing process designed to increase representation.
◦Inclusive Design Certification: Conducted an Inclusive Design Pilot Program in close partnership with the Inclusive Design Research Center (IDRC). This 12-week pilot program skilled up cross-functional participants on active application of inclusive design principles to their role-based work at lululemon using a blend of facilitated lectures, co-design sessions, and reflective exercises.
◦IDEA Toolkits: The IDEA Toolkits were created to serve as a form of performance support for all employees to align with IDEA's priorities and operationalize the core value of inclusion. In 2021, there were four toolkits: Personal Responsibility, Honesty & Connection, Entrepreneurship & Courage, and Fun. The toolkits were translated into 11 languages.
Stores
We continued to expand our presence both in North America and in our international markets. During 2021, we opened 53 net new company-operated stores, including 31 stores in the People's Republic of China ("PRC"), seven stores in the rest of Asia Pacific, ten stores in North America, and five stores in Europe.
Financial Highlights
COVID-19 continues to impact the global economy and cause disruption and volatility. While most of our retail locations were open throughout 2021, certain locations were temporarily closed based on government and health authority guidance. We believe we will continue to experience differing levels of disruption and volatility, market by market. The summary below compares 2021 to 2020:
•Net revenue increased 42% to $6.3 billion.
•Company-operated stores net revenue increased 70% to $2.8 billion.
•Direct to consumer net revenue increased 22% to $2.8 billion.
•Gross profit increased 46% to $3.6 billion.
•Gross margin increased 170 basis points to 57.7%.
•Income from operations increased 63% to $1.3 billion.
In 2021, we continued to execute against our Power of Three growth plan. We have achieved some of our key growth goals under this plan two years ahead of schedule. These include generating $6 billion in net revenue, doubling our men's net revenue relative to fiscal 2018, and doubling our e-commerce net revenue relative to fiscal 2018 (which we achieved in 2020). We have seen the trends that we believe have fueled our business over the last few years continue. These include the desire to live an active and healthy lifestyle, the desire to be part of a diverse and inclusive community, and the desire to achieve wellness, both physically and mentally.
We achieved these goals while strategically managing a number of challenges related to the COVID-19 environment, including store closures, capacity constraints, and challenges across our supply chain including certain supplier factory closures, port slowdowns, and reduced air freight capacity.
Our three strategic pillars of the plan are:
•Product Innovation: Our lens for product development and innovation continues to be what we refer to as the Science of Feel. We are also particularly proud of our multi-year collaboration with the Canadian Olympic Committee and Paralympic

Committee. This collaboration allows us to showcase the lululemon brand and our technical expertise within apparel on the world stage; and we believe it is a compelling platform that we can leverage to continue to grow our brand presence both inside and outside of Canada.
•Omni Guest Experience: We continue to see benefits from our omni business model and in 2021, net revenue in our company-operated store channel increased 70% and our e-commerce business increased 22%. We engaged with our guests both in real life (where and when it was safe to do so) and virtually. In our digital business, we continued to see the benefits of the investments we have made over the last several years, while we continue to invest in our websites and mobile apps as we work to elevate the guest experience. In 2021, we continued to make foundational investments which included expanding our accepted payment methods, improving our storytelling, making search more predictive, and making the checkout process more seamless.
•Market Expansion: We continued to expand our presence both in North America and in our international markets. In 2021, our net revenue in North America increased 40%. In our international markets, we saw revenue growth of 53%, which keeps us on track with our goal to quadruple the business from 2018 levels by 2023.

OUR IMPACT
Our stake in the ground toward an equitable, sustainable future.
We have a unique opportunity and platform from which to inspire change. Our Impact Agenda outlines our social and environmental commitments and multi-year strategies to contribute to a healthier world. Established in 2020 to guide our efforts internally and address the increasing need for systemic change in our industry and around the world, our Impact Agenda is informed by issues that matter most for our society, industry, brand and people, as well as our values, progress, and learnings.
We take a holistic approach to driving positive impact, and draw inspiration from the interconnectedness of our people, product, planet, and the communities we serve – with an understanding that when we focus on one, we also impact another. Three pillars address priority social and environmental issues, each with a vision for success, goals, and commitments, and opportunities that support the future of our business and commitment to be a responsible industry leader.

Be Human	Be Well	Be Planet
Our vision for creating environments that are equitable, inclusive, and foster growth for our employees, ambassadors, and the people who make our products (makers).

We are taking thoughtful and intentional steps toward a more equitable world, by creating an inclusive work environment that reflects the global communities we serve and supporting the safety and wellbeing of people who make our products.	Our vision for advancing equity in wellbeing and contributing to conditions that enable the communities we serve to thrive.

We believe everyone has the right to be well, and that the path to wellbeing is possible when tools, support and resources are available to all. We are setting out to break the barriers that prevent access to wellbeing for those most impacted by systemic inequities across the globe.	Our vision for minimizing environmental harm and contribute restoring to a healthy planet.

We innovate more sustainable materials to support long-lasting products, while reducing environmental impacts. This focus is woven into all aspects of our design and manufacturing processes. We use science-based context to inform our goals and targets.
2020 Impact Report
In October 2021, we released our Impact Report demonstrating progress against our commitments to accelerate lasting, positive environmental and social change. Details of our Impact Agenda and corresponding Impact Report can be found on our website (https://corporate.lululemon.com/our-impact).

EXECUTIVE OFFICERS & DIRECTORS
EXECUTIVE OFFICERS

Calvin McDonald, Chief Executive Officer
Age: 50	Officer since: 2018
Calvin McDonald was appointed chief executive officer of lululemon and a member of our board of directors in August 2018. Prior to joining lululemon, Mr. McDonald served for five years as president and chief executive officer of Sephora Americas, a division of the LVMH group of luxury brands. Prior to joining Sephora in 2013, Mr. McDonald spent two years as president and chief executive officer of Sears Canada. Prior to his tenure at Sears Canada, Mr. McDonald spent 17 years at Loblaw Companies Limited, a grocery and pharmacy leader in Canada. Mr. McDonald is on the board of directors of The Walt Disney Company. Mr. McDonald received an MBA from the University of Toronto, and a Bachelor of Science degree from the University of Western Ontario.

Meghan Frank, Chief Financial Officer
Age: 45	Officer since: 2020
Meghan Frank has served as our chief financial officer since November 2020. She joined lululemon in 2016 as the senior vice president, financial planning and analysis, and is now responsible for leading finance, tax, treasury, investor relations, asset protection, facilities, operations excellence, and strategy functions. Ms. Frank has over 20 years of experience within the retail industry, previously holding senior positions at Ross Stores and J. Crew. She is a member of the board of directors of KKR Acquisition Holdings I, a blank cheque company targeting the consumer sector. She earned her Bachelor of Arts degree from Colgate University.

Celeste Burgoyne, President, Americas & Global Guest Innovation
Age: 48	Officer since: 2016
Celeste Burgoyne was appointed as our president, Americas and global guest innovation in October 2020. Since joining lululemon in 2006, her role has expanded to oversee all channel and customer-facing aspects of the North American business, including stores and e-commerce. She is also responsible for leading and incubating guest innovations for lululemon globally. Prior to joining lululemon, Ms. Burgoyne held various leadership positions during her ten years at Abercrombie & Fitch. Ms. Burgoyne holds a B.A. from the University of San Diego.

Michelle (Sun) Choe, Chief Product Officer
Age: 53	Officer since: 2018
Michelle (Sun) Choe has served as our chief product officer since September 2018, leading the merchandising and design teams for the company. She joined lululemon in 2016 as senior vice president, global merchandising and has been instrumental in elevating merchandising capabilities, partnering with design leadership and innovation to deliver the lululemon vision to guests through best-in-class product assortments. Prior to joining lululemon, Ms. Choe served as chief global product merchant at Marc Jacobs and worked in multi-channel merchandising at brands including West Elm, Madewell, Urban Outfitters, Levi's and The Gap. Ms. Choe received her B.A. from the University of Maryland College Park.

Nicole (Nikki) Neuburger, Chief Brand Officer
Age: 41	Officer since: 2020
Nicole (Nikki) Neuburger has served as our chief brand officer since January 2020 with the responsibility to lead our marketing, sustainable business and social impact teams - including communications, brand management, creative, events, retail marketing, sports marketing and partnerships - globally. Between 2018 and 2020, Ms. Neuburger was the global head of marketing at Uber Eats where she led the introduction and expansion of the brand around the world. Prior to that, Ms. Neuburger built a 14-year career at Nike where she most recently served as the vice president of Nike Running. Ms. Neuburger received her Bachelor of Science in Business Administration from Oregon State University.

André Maestrini, Executive Vice President, International
Age: 58	Officer since: 2021
André Maestrini has served as our executive vice president, international since January 2021, leading our international expansion in the People’s Republic of China, the rest of Asia Pacific, and Europe. Prior to joining lululemon, Mr. Maestrini spent 14 years at adidas in various senior roles and across several of the company’s global offices, most recently as the global general manager of sport business units and managing director of Latin America. Prior to adidas, Mr. Maestrini held marketing roles at The Coca-Cola Company, Danone, and Kraft Jacobs Suchard. He received a master’s degree in Marketing from ESSEC Business School in Paris, France.

DIRECTORS

Martha Morfitt, Chair of the Board
Age: 64	Independent: Yes	Occupation: Principal of River Rock Partners Inc.
Director since: 2008	Tenure: 14 years	Committees: Audit (chair) & People, culture and compensation
Martha (Marti) Morfitt has been a member of our board of directors since December 2008, and has been the chair of the board since March 2022. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the chief executive officer of Airborne, Inc. from October 2009 to March 2012. She served as the president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Prior to joining CNS, Ms. Morfitt spent 16 years at the Pillsbury Company in a variety of marketing and senior management roles. Ms. Morfitt currently serves on the board of directors of Graco, Inc. and Olaplex Holdings, Inc. She served on the board of directors of Mercer International Inc. from 2017 to 2020, and Life Time Fitness, Inc. from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University.

Skills & Experience
•Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience and years of leading and managing branded consumer businesses and their operations and strategic planning.

Michael Casey
Age: 76	Independent: Yes	Occupation: Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation
Director since: 2007	Tenure: 15 years	Committees: Audit & People, culture and compensation
Michael Casey has been a member of our board of directors since October 2007 and served as co-chair of the board of directors from September 2014 to April 2017 and as chair of the board of directors from May 2014 to September 2014. He retired from Starbucks Corporation in October 2007, where he had served as senior vice president and chief financial officer from August 1995 to September 1997, and executive vice president, chief financial officer and chief administrative officer from September 1997 to October 2007. Subsequent to retirement he served as a senior advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was executive vice president and chief financial officer for Family Restaurants, Inc. and president and chief executive officer of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with a B.A. degree in Economics, cum laude, and Harvard Business School with an MBA degree.

Skills & Experience
•Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning, and public company corporate governance.

Stephanie Ferris
Age: 48	Independent: Yes	Occupation: President of Fidelity National Information Services, Inc. (FIS)
Director since: 2019	Tenure: 4 years	Committees: Audit
Stephanie Ferris has been a member of our board of directors since July 2019. Since February of 2022, Ms. Ferris has served as president of Fidelity National Information Services, Inc. Prior to her current role she was the chief administrative officer since September 2021, and the chief operating officer from 2019 to 2020. From 2018 to 2019, she was the chief financial officer of Worldpay, Inc., a payments technology company. Prior to becoming CFO of Worldpay, Ms. Ferris was the chief financial officer of Vantiv, Inc., a predecessor to Worldpay, from 2016 to 2018, and its deputy chief financial officer from 2015 to 2016. Ms. Ferris served in several capacities at Vantiv from 2010 to 2015. Earlier in her career, Ms. Ferris was employed in various positions of increasing responsibility of Fifth Third Bancorp and began her career in public accounting at PricewaterhouseCoopers. Ms. Ferris is a Certified Public Accountant and a graduate of Miami University in Oxford, Ohio.

Skills & Experience •Our board of directors selected Ms. Ferris to serve as a director given her broad experience and background in technology and finance.

Kourtney Gibson
Age: 40	Independent: Yes	Occupation: Executive Vice Chairman of Loop Capital Markets
Director since: 2020	Tenure: 2 years	Committees: Audit & People, culture and compensation
Kourtney Gibson has been a member of our board of directors since November 2020. Ms. Gibson is executive vice chairman of Loop Capital Markets, an investment banking and brokerage firm, where she started as an intern over 20 years ago and served as President from 2016 to March 2022. She is on the board of MarketAxess Holdings Inc. She also sits on the board of trustees at the University of Miami and Viterbo University as well on the boards of the Dibia Dream Foundation and Chicago Scholars Foundation. Ms. Gibson is a member of the Economic Club of Chicago and the Treasury Market Practices Group sponsored by the Federal Reserve Bank of New York. Ms. Gibson received an MBA from the Kellogg School of Management at Northwestern University.

Skills & Experience
•Our board of directors selected Ms. Gibson to serve as a director because it believes her accomplishments as a business and finance leader provides experience in identifying opportunities for growing global consumer brands.

Kathryn Henry
Age: 56	Independent: Yes	Occupation: Co-Founder and Chief Executive Officer of LightBrite
Director since: 2016	Tenure: 8 years	Committees: Audit & People, culture and compensation
Kathryn Henry has been a member of our board of directors since January 2016. Since January 2022, Ms. Henry has served as chief executive officer of LightBrite, where she is also co-founder. From 2015 through 2021, Ms. Henry served as a strategic advisor, mentor and consultant in retail and technology sectors. Ms. Henry previously served as chief information officer, logistics & distribution at lululemon from 2010 to 2014 where she oversaw all global information and technology operations for the company. Prior to joining lululemon in 2010, Ms. Henry worked at Gap, Inc., where she served as vice president and chief information officer of international IT and Gap North America and was responsible for the systems support of key international growth initiatives. Previously, she was vice president of Dockers Business Divestiture and vice president of global IT strategy & development at Levi Strauss & Co. Ms. Henry was selected as a Global CIO Top 25 Breakaway Leader in 2013, and was a member of the National Retail Federation CIO council during her tenure with lululemon.

Skills & Experience •Our board of directors believes Ms. Henry's strategic IT and retail experience as well as her experience with lululemon provides valuable insight to our board of directors.

Alison Loehnis
Age: 51	Independent: Yes	Occupation: President of Luxury and Fashion of Yoox Net-a-Porter
Director since: 2022	Tenure: 4 months	Committees: N/A
Alison Loehnis has been a member of our board of directors since January 2022. Since June of 2021, Ms. Loehnis has been president of Luxury and Fashion at Yoox Net-a-Porter where she is responsible for Net-a-Porter, Mr. Porter and the Outnet businesses, and where she was president of the luxury division from 2015 until 2021. She has held several leadership roles with expanding responsibility since she joined the company in 2007 and has been instrumental in the conception and launch of major initiatives including TheOutnet.com and MrPorter.com. Previously, Ms. Loehnis held positions with LVMH, Hachette Filipacchi and The Walt Disney Company, after starting her career with Saatchi & Saatchi. Ms. Loehnis received a degree in Art History from Brown University.

Skills & Experience
•Our board of directors selected Ms. Loehnis to serve as a director because it believes her experience as a leader in the retail industry, and international markets will provide valuable insight to the company.

Jon McNeill
Age: 54	Independent: Yes	Occupation: Chief Executive Officer of DVx Ventures
Director since: 2016	Tenure: 6 years	Committees: Corporate responsibility, sustainability and governance
Jon McNeill has been a member of our board of directors since April 2016. Since January 2020, Mr. McNeill has served as chief executive officer of DVx Ventures. He served as chief operating officer of Lyft, Inc. from March 2018 to July 2019. From September 2015 to February 2018, he served as president, global sales, delivery and service of Tesla Inc., overseeing customer-facing operations. Prior to joining Tesla, Inc., he was the chief executive officer of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies. He serves on the board of directors of Asurion, CrossFit, LLC, Tekion Corp, Stash Financial, Inc. and Tier Mobility. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University.

Skills & Experience
•Our board of directors selected Mr. McNeill because it believes his executive experience and innovative and entrepreneurial attributes provide valuable insight and are aligned with our unique culture.

Glenn Murphy
Age: 60	Independent: Yes	Occupation: Founder and Chief Executive Officer of FIS Holdings
Director since: 2017	Tenure: 5 years	Committees: N/A
Glenn Murphy has been a member of our board of directors since April 2017 and served as non-executive chair of the board of directors from August 2018 to March 2022. He served as executive chair of the board of directors from February to August of 2018. He served as co-chair of the board of directors from April 2017 to November 2017 and as non-executive chair of the board of directors from November 2017 to February 2018. Mr. Murphy is an industry executive with more than 25 years of retail experience. He has led diverse retail businesses and brands in the areas of food, health & beauty, apparel and books. He is the founder and CEO of FIS Holdings, a high-impact consumer-focused investment firm deploying a combination of operating guidance and capital flexibility. He is also CEO and chairman of KKR Acquisition Holdings I, a blank cheque company targeting the consumer sector. Prior to FIS Holdings, Mr. Murphy served as chairman and chief executive officer at The Gap, Inc. from 2007 until 2014. Prior to that, Mr. Murphy served as the chairman and chief executive officer of Shoppers Drug Mart Corporation from 2001 to 2007. Prior to leading Shoppers Drug Mart, he served as the chief executive officer and president for the Retail Division of Chapters Inc. Mr. Murphy started his career at Loblaws where he spent 14 years. He holds a BA Degree from the University of Western Ontario.

Skills & Experience
•Our board of directors selected Mr. Murphy to serve as a director because it believes his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors.

David Mussafer, Lead Director
Age: 58	Independent: Yes	Occupation: Chairman and Managing Partner of Advent International Corporation
Director since: 2014	Tenure: 8 years	Committees: Corporate responsibility, sustainability and governance (chair)
David Mussafer is lead director and has been a member of our board of directors since September 2014. Mr. Mussafer also served as a director of lululemon from 2005 until 2010. Mr. Mussafer is chairman and managing partner of Advent International Corporation which he joined in 1990. Prior to Advent, Mr. Mussafer worked at Chemical Bank and Adler & Shaykin in New York. Mr. Mussafer has led or co-led more than 30 buyout investments at Advent across a range of industries. Mr. Mussafer’s current directorships also include Olaplex Holdings Inc. and Thrasio. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania.

Skills & Experience
•Our board of directors believes Mr. Mussafer's extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and shareholders.

Emily White
Age: 43	Independent: Yes	Occupation: President of Anthos Capital
Director since: 2011	Tenure: 11 years	Committees: People, culture and compensation (chair)
Emily White has been a member of our board of directors since November 2011. She has served as President of Anthos Capital, a Los Angeles-based investment firm since 2018. Prior to Anthos, Ms. White was chief operating officer at Snap, Inc. from January 2014 to March of 2015. Prior to joining Snap, Ms. White held several leadership roles at Facebook Inc. from 2010 to 2013 including as Director of Local Business Operations, Director of Mobile Business Operations and Head of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. Ms. White is also a board member to Graco, Inc. and is on the boards of directors for Northern Start Investment Corp IV, a special purpose acquisition company, Olaplex Holdings Inc., Railsbank, and Guayaki. She has also served on the boards of the National Center for Women in I.T., a non-profit coalition working to increase the participation of girls and women in computing and technology, and X-Prize, a non-profit focused on creating breakthroughs that pull the future forward. She received a BA in Art History from Vanderbilt University.

Skills & Experience •Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors with a total of eleven directors, including four Class I directors, three Class II directors, and four Class III directors who will serve until the annual meetings of shareholders to be held in 2023, 2024 and 2022, respectively. One of our current Class III directors, Stephanie Ferris, will not stand for re-election at the annual meeting.
Accordingly, effective as of the 2022 annual meeting, our board of directors will consist of ten directors, including four Class I directors, three Class II directors, and three Class III directors.
Director Nominees for Election at the 2022 Annual Meeting of Shareholders
New and re-nominated directors are evaluated by the corporate responsibility, sustainability and governance committee of our board of directors using information available about the candidate, criteria and procedures included in our "guidelines for evaluating director candidates."
As the term for our Class III directors is expiring at the 2022 annual meeting, the committee has nominated the individuals noted below for re-election. If elected, the directors will serve for a three-year term until our 2025 annual meeting, and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Name	Age(1)	Director Since
Class III directors (whose terms would expire at the 2025 annual meeting)
Kathryn Henry	56	2016
Jon McNeill	54	2016
Alison Loehnis	51	2022
(1) Age as of April 1, 2022.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Vote Required and Board Recommendation
If a quorum is present, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote by the inspector of elections, the board of directors will determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome of the election.
Our board of directors unanimously recommends a vote "FOR" the election of the three Class III nominees named above.

CORPORATE GOVERNANCE
Our Board of Directors
The following table states the name, age, and principal occupation of each of our current directors (including the nominees to be elected at this meeting), and the period during which each has served as a director of lululemon.

Name	Age	Occupation	Director Since
Class I directors (whose terms expire at the 2023 annual meeting)
David Mussafer	58	Chairman and Managing Partner of Advent International Corporation	2014
Glenn Murphy	60	Founder and Chief Executive Officer of FIS Holdings	2017
Kourtney Gibson	40	Executive Vice Chairman of Loop Capital Markets	2020
Michael Casey	76	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
Class II directors (whose terms expire at the 2024 annual meeting)
Calvin McDonald	50	Chief Executive Officer of lululemon athletica inc.	2018
Emily White	43	President of Anthos Capital	2011
Martha Morfitt	64	Principal of River Rock Partners Inc.	2008
Class III directors (whose terms expire and are nominees for re-election at the 2022 annual meeting)
Alison Loehnis	51	President of Luxury and Fashion of Yoox Net-a-Porter	2022
Jon McNeill	54	Chief Executive Officer of DVx Ventures	2016
Kathryn Henry	56	Co-Founder and Chief Executive Officer of LightBrite	2016
Class III director (whose term expires at the 2022 annual meeting)
Stephanie Ferris	48	President of Fidelity National Information Services, Inc. (FIS)	2019

Our Board Diversity

The following are information based on voluntary, self-identified characteristics of gender, racial, and LGBTQ+ status of the company's board.

Board Diversity Matrix(1)
Board Size:
Total Number of Directors	11
	Female	Male
Gender:
Directors	6	5
Number of Directors who self-identify as one of the below:
African American or Black	1	0
White	5	5
LGBTQ+	1
(1) as at April 1, 2022
Our Board Composition
The following are information about our board's composition to our approach to independence and refreshment.

Skills Matrix
Our directors have a diverse set of skills we believe are necessary to create an effective board. Listed below are qualifications and experiences we consider important to oversee the management of our business.

Director Qualifications & Experience	Casey	Ferris	Gibson	Henry	Loehnis	McNeill	Morfitt	Murphy	Mussafer	White
Senior Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Markets	✓	✓			✓	✓	✓	✓	✓
Finance/Accounting	✓	✓	✓			✓	✓	✓	✓	✓
Public Company Board Service	✓	✓	✓	✓		✓	✓	✓	✓	✓
Retail Industry	✓		✓	✓	✓	✓	✓	✓	✓
Digital/Technology		✓		✓	✓	✓				✓
Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
HR & Talent	✓			✓			✓	✓	✓	✓
Environmental, Social & Governance (ESG)	✓			✓		✓	✓	✓	✓
Independence of the Board
The U.S. federal securities laws pertaining to corporate governance of publicly-traded companies and the Nasdaq listing standards require the board of directors to make an evaluation and determination as to the independence of members of the board of directors in accordance with the standards provided in U.S. federal law and the Nasdaq listing standards. The board of directors has reviewed the general definitions and criteria for determining the independence of directors, information provided by each director, other relevant facts and circumstances bearing on each director's ability to exercise independent judgment in carrying out the responsibilities of a director, any arrangements or understandings between any director and another person under which that director was selected as a director, and the recommendations of the corporate responsibility, sustainability and governance committee regarding the independence of our current directors. Based on this review, our board of directors has determined that the following current members of our board of directors are "independent" for the purposes of the Nasdaq listing standards as they relate to directors:

Michael Casey	Kathryn Henry	Martha Morfitt	Emily White
Stephanie Ferris	Alison Loehnis	Glenn Murphy
Kourtney Gibson	Jon McNeill	David Mussafer

Our board of directors has determined that Calvin McDonald, our chief executive officer, is not an independent director by virtue of his current employment with lululemon.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including audit; people, culture and compensation; and corporate responsibility, sustainability and governance committees. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com.
Our board of directors held eleven meetings of the full board of directors during 2021. Each of the standing committees held the number of meetings indicated in the table below. During 2021, each of our directors attended at least 75% of the total number of meetings of our board of directors and the committees of our board of directors on which such director served during that period.

Directors are encouraged to attend our annual meetings of shareholders. All of our directors attended the 2021 annual meeting of shareholders.
The following table shows the three standing committees of our board of directors, the members of each committee during 2021 and the number of meetings held by each committee:

Name of Director(1)	Audit	People, culture and compensation	Corporate responsibility, sustainability and governance
Michael Casey	Member	Member
Stephanie Ferris	Member
Kourtney Gibson	Member		Member
Kathryn Henry	Member	Member
Jon McNeill			Member
Martha Morfitt	Chair	Member
David Mussafer			Chair
Emily White		Chair
Number of meetings in fiscal 2021	8	7	4
(1) Alison Loehnis joined the board of directors effective January 25, 2022.
Audit Committee
The audit committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The audit committee's primary duties and responsibilities include:
•Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;
•Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;
•Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;
•Overseeing our financial risk assessment and risk management policies, procedures, and practices;
•Overseeing our enterprise risk assessment and management policies, procedures and practices (including regarding those risks related to information security, cyber security, and data protection);
•Reviewing and, if appropriate, approving any related party transactions;
•Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;
•Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and
•Monitoring compliance with legal and regulatory requirements.
The current members of the audit committee are Martha Morfitt (chair), Michael Casey, Stephanie Ferris, Kourtney Gibson and Kathryn Henry. Our board of directors has determined that each of the members of the audit committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Ms. Morfitt, Mr. Casey, Ms. Ferris and Ms. Gibson qualify as "audit committee financial experts" under the rules of the SEC as they apply to audit committee members.

People, Culture and Compensation Committee
The people, culture and compensation committee is appointed by our board of directors to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:
•Reviewing and recommending to our board of directors the compensation and annual performance objectives and goals of our chief executive officer;
•Reviewing and approving the compensation of our executive officers (other than the chief executive officer) and getting overall insight into each named executive officer's performance;
•Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;
•Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;
•Reviewing reporting on succession planning, talent management, and policies and practices with respect to diversity and inclusion;
•Reviewing and recommending to our board of directors new executive compensation programs; and
•Reviewing and recommending to our board of directors proposed changes in director compensation.
Additional information concerning the people, culture and compensation committee's processes and procedures for the consideration and determination of executive and director compensation (including the role of its independent compensation consultant, Willis Towers Watson) can be found in the Compensation Discussion and Analysis section of this proxy statement under the captions "People, Culture and Compensation Committee Duties and Responsibilities," "Role of the Independent Compensation Consultant," and "Role of People, Culture and Compensation Committee and Chief Executive Officer in Executive Compensation."
The current members of this committee are Emily White (chair), Kathryn Henry, Martha Morfitt, and Michael Casey. Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the compensation function.
Corporate Responsibility, Sustainability and Governance Committee
The corporate responsibility, sustainability and governance committee is appointed by our board of directors and is responsible for matters relating to:
•The corporate governance of our company;
•Identifying individuals qualified to become members of our board of directors or any of its committees;
•Recommending nominees for election as directors at each shareholder meeting at which directors are to be elected;
•Recommending candidates to fill any vacancies on our board of directors or any of its committees; and
•Reviewing and evaluating the company's programs, policies, practices and reporting relating to corporate responsibility and sustainability, including social and environmental issues and impacts to support the sustainable growth of the company's businesses.
The current members of this committee are David Mussafer (chair), Kourtney Gibson, and Jon McNeill. Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the nominating function.
Director Nominations
The corporate responsibility, sustainability and governance committee considers recommendations for nominees from directors, officers, employees, shareholders, and others based upon each candidate's qualifications, including whether a candidate possesses the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors are expected to:
•Be committed to enhancing long-term shareholder value;

•Possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity;
•Understand our business and the industry in which we operate;
•Regularly attend meetings of our board of directors and committee meetings;
•Participate in meetings and decision-making processes in an objective and constructive manner; and
•Be available to advise our officers and management.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the corporate responsibility, sustainability and governance committee recommends the candidate to our board of directors. The committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
We are committed to a merit-based system for composition of our board of directors, which includes multiple perspectives and views. The corporate responsibility, sustainability and governance committee considers individuals on the basis of their integrity, experience, achievements, judgment, personal character, and capacity to make independent analytical inquiries, ability and willingness to devote adequate time to director duties, and likelihood that they will be able to serve as a director for a sustained period. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for directors, we value the benefits that a diversity of business experience, geography, age, gender identity, race and ethnicity can bring to our board of directors. We believe diversity on the board of directors promotes the inclusion of different perspectives and ideas and ensures that we have the opportunity to leverage all available talent and makes prudent business sense. Our board of directors believes fostering a diverse board of directors also makes for better corporate governance and will seek to maintain a board of directors comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds that reflect the diverse nature of the business environment.
The corporate responsibility, sustainability and governance committee will consider director candidates recommended by shareholders. The committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Shareholders who wish to recommend individuals for consideration by the committee to become nominees for election to our board of directors at an annual meeting of shareholders must do so in accordance with the process outlined in "Shareholder Proposals to be Presented at the 2023 Annual Meeting of Shareholders" section of this proxy statement and in compliance with our bylaws. Each submission must include: the name and address of the shareholder on whose behalf the submission is made; the number of our shares that are owned beneficially by that shareholder as of the date of the submission and the time period for which those shares have been held; the derivative securities interests owned beneficially by that shareholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes the classified board structure has served lululemon and our shareholders well and continues to benefit our shareholders. We believe continuity in membership of our board of directors has assisted in consistent application of our practice of combining performance and leadership to achieve our goals.
Our board of directors also believes a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term shareholder value. With three-year terms, directors develop a deeper understanding of our business, values, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of shareholders. It also enhances the board's ability to make fundamental decisions that are best for lululemon and its shareholders, such as decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources. Electing directors to three-year terms also enhances the independence of non-employee directors. It permits them to act independently and on behalf of all shareholders without worrying whether they will be re-nominated by the other members of the board each year. The longer term reduces the influence of special interest groups or significant shareholders who may have agendas contrary to the majority of shareholders and lululemon's own long-term goals. The board of directors believes the freedom to focus on the long-term interests of lululemon, instead of short-term results and the re-nomination process, leads to greater independence and better governance.
In addition, our board of directors believes the classified board structure can be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only approximately one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing shareholder value, to protect shareholders against abusive tactics during a takeover process, and to negotiate the best terms for all shareholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, its ability to deal with proposals it believes are unfair to lululemon's shareholders or inadequate would be significantly reduced.
Although our board of directors believes a classified board structure is best for lululemon and our shareholders at this time, our board of directors also believes board composition needs to be very responsive to the changing needs of lululemon, however rapid or long-term. Our board of directors evaluates and refreshes itself on a regular basis in an effort to ensure there is proper board composition to meet the current and long-term business needs of lululemon. The average length of service on our board of directors by our current board members is approximately six years. Our board of directors believes its approach toward board turnover has achieved the right balance between the need for continuity and the need for fresh perspectives on the board and continues to place lululemon's best interests and needs above any individual agenda.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect shareholders' interests through independent oversight of management, including the chief executive officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the chair of the board of directors and chief executive officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of chair of the board of directors and chief executive officer are held by separate persons because our board of directors determined that this structure aids in the oversight of management and was in the best interests of our company and our shareholders at this point in time.
Board and Committee Evaluations
The board of directors and each committee perform annual self-evaluations under the guidance of the corporate responsibility, sustainability and governance committee. In connection with these evaluations, each of the directors is requested to provide their assessment of the effectiveness of the board of directors and the committees on which they serve to the corporate responsibility, sustainability and governance committee. Generally, these annual evaluations include peer evaluations.
Communications with Directors
Shareholders may communicate with members of our board of directors by transmitting correspondence by mail or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Email: investors@lululemon.com
The company secretary will, as the secretary deems appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
Say-on-Pay Advisory Vote on Executive Compensation
We provided shareholders a "say-on-pay" advisory vote on the compensation of our named executive officers at our 2021 annual meeting. At that meeting, shareholders expressed substantial support for the compensation of our named executive officers (who generally include our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 89% of the votes cast on the proposal voting for approval of the compensation of our named executive officers.
The people, culture and compensation committee considered the results of the 2021 advisory say-on-pay vote when evaluating our compensation principles, design, and practices. The committee also considered many other factors in evaluating our executive compensation programs as discussed in the compensation discussion and analysis. While each of these factors bore weight on the committee's decisions regarding the compensation arrangements of our named executive officers, the committee did not make any changes to our executive compensation policies and practices as a direct result of the 2021 advisory say-on-pay vote.
Advisory Vote on the Frequency of Say-on-Pay Votes
We provided shareholders an opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future shareholder meetings at our 2017 annual meeting. Shareholders had the opportunity to recommend holding the advisory say-on-pay vote every year, every two years or every three years. At our 2017 annual meeting, shareholders holding a majority of the shares voting on this proposal preferred that we hold the advisory say-on-pay vote every year.
After considering the results of the 2017 advisory vote on the frequency of the say-on-pay votes and other factors it deemed relevant, the people, culture and compensation committee believed this outcome conveyed our shareholders' support for holding an advisory vote on say-on-pay every year. Accordingly, we are providing shareholders a say-on-pay advisory vote at this year's annual meeting.
The Dodd-Frank Act requires us to hold this advisory vote on the frequency of the advisory say-on-pay vote at least once every six years. Accordingly, our next advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials is expected to be at the 2023 annual meeting.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for overseeing and assessing risk management policies and procedures designed to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the audit committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the audit committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis, the audit committee reviews and discusses with the appropriate members of our finance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report those risks. In addition, the audit committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and the steps being taken to monitor, control, and report those risks. The audit committee reports its activities to the full board of directors on a regular basis and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis, the people, culture and compensation committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The people, culture and compensation committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.

Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and other employees from speculating in our stock, including trading in options, warrants, puts and calls, or similar derivative securities, selling lululemon stock short and participating in hedging transactions. Our policy also prohibits our directors, officers and certain other employees from pledging lululemon stock as collateral for a loan.
Compensation Committee Interlocks and Insider Participation
Three of the current members of the people, culture and compensation committee, Emily White (chair), Martha Morfitt, and Michael Casey, have never served as an officer or employee of lululemon. Kathryn Henry was previously our chief information officer, logistics & distribution and last served as an executive in 2014. None of our executive officers currently serves, or in 2021 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or people, culture and compensation committee.

DIRECTOR COMPENSATION
Director Compensation Philosophy
Our people, culture and compensation committee considers the specific duties and responsibilities for our non-employee director compensation program. We believe an offering of both cash and equity grants is best to attract and retain qualified candidates and aligns our directors' interest with our shareholders. In setting our director compensation, the people, culture, and compensation committee annually reviews our pay in an effort to ensure we remain competitive, and consults with its independent compensation advisor, Willis Towers Watson, for recommendations and market practice.
Director Compensation
Design
For 2021, directors who served on the board of directors received cash retainers as appropriate to position and services performed. Furthermore, each non-employee director receives an annual grant of restricted stock awards under our 2014 equity incentive plan. These annual awards are generally granted after the annual meeting of shareholders each year if the director continues to be a member of our board of directors. For 2021, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $130,000, subject to one year vesting. Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis.
Fiscal 2021 Compensation Schedule
The service fees and equity grants for our directors in 2021 were based on the following schedule:

Retainers	Total ($)
All Non-Employee Directors	85,000
Additional Retainers
Chair	135,000
Lead Director	50,000
Audit Committee Chair	20,000
People, Culture and Compensation Committee Chair	15,000
Corporate Responsibility, Sustainability and Governance Committee Chair	10,000
Audit Committee Member	10,000
People, Culture and Compensation Committee Member	7,500
Corporate Responsibility, Sustainability and Governance Committee Member	5,000
Equity Grant
All Non-Employee Directors	130,000

Fiscal 2021 Director Compensation
The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2021 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Michael Casey	102,500	129,997	—	232,497
Stephanie Ferris	95,000	129,997	—	224,997
Kourtney Gibson	95,833	133,112	—	228,945
Tricia Glynn(2)	47,219	46,003	—	93,222
Kathryn Henry	101,250	129,997	—	231,247
Jon McNeill	90,000	129,997	—	219,997
Martha Morfitt	122,500	129,997	—	252,497
Glenn Murphy(3)	157,415	129,997	6,039	293,451
David Mussafer	150,000	129,997	—	279,997
Emily White	107,500	129,997	—	237,497
Alison Loehnis(4)	—	1,228	—	1,228
(1)The amounts in this column represent the expense we recognized in fiscal 2021 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)Ms. Glynn did not stand for re-election at the 2021 annual general meeting.
(3)Mr. Murphy received option awards in fiscal 2018 for his role as executive chair of the board of directors. The option expense continues to be recognized in fiscal 2021 as it vests over a three-year period.
(4)Ms. Loehnis joined the board of directors effective January 25, 2022.
Fiscal 2022 Director Compensation Changes
For fiscal 2022, the board of directors reviewed our non-employee director compensation program and approved increases to both the cash retainers and equity grant. The changes are intended to better position our directors compensation to the market.

Retainers	Total ($)
All Non-Employee Directors	85,000
Additional Retainers
Chair	160,000
Lead Director	50,000
Audit Committee Chair	20,000
People, Culture and Compensation Committee Chair	20,000
Corporate Responsibility, Sustainability and Governance Committee Chair	10,000
Audit Committee Member	15,000
People, Culture and Compensation Committee Member	12,500
Corporate Responsibility, Sustainability and Governance Committee Member	10,000
Equity Grant
All Non-Employee Directors	150,000

Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-Employee Director	5 x Annual Cash Retainer Compensation
Our non-employee directors are encouraged to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 29, 2023. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our shareholders.
Fees for Professional Services
The following table shows the aggregate fees billed or expected to be billed to lululemon for 2021 and 2020 by PwC:

Fees	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$1,377,793	$1,164,616
Audit-Related Fees(2)	134,709	116,347
Tax Fees(3)	22,058	—
All Other Fees(4)	15,572	15,208
(1)Audit fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.
(3)Tax fees consist of fees for professional services rendered for tax compliance and tax advice.
(4)All other fees consist of fees for products and services other than the services reported above.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The audit committee chair is also authorized to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting.
None of the services related to audit-related fees, tax fees, or all other fees described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set under applicable rules of the SEC.
 Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2023.

REPORT OF THE AUDIT COMMITTEE
The audit committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The audit committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The audit committee consists of five directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards as they apply to audit committee members. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The audit committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The audit committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended January 30, 2022.

AUDIT COMMITTEE

Martha Morfitt (chair)
Michael Casey
Stephanie Ferris
Kourtney Gibson
Kathryn Henry

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The compensation discussion and analysis section highlights how our design and practices reflect our compensation philosophy. The people, culture and compensation committee and our board of directors believe our executive compensation programs align with our business strategy and the interests of our shareholders, while helping to attract and motivate key executives. A significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results and other performance factors designed to measure our progress against strategic plans.
We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:
•The compensation of the named executive officers, as disclosed in this proxy statement (including the compensation discussion and analysis, the compensation tables, and the narrative disclosure that accompanies the compensation tables), is hereby approved.
Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following section describes our executive compensation program for fiscal 2021 (and certain elements of fiscal 2022) for our "named executive officers" as outlined in the table below. Our intent is to provide shareholders with a comprehensive discussion of our compensation policies and practices, and related corporate governance to help demonstrate our approach to executive compensation, including how our programs are linked to financial performance and contribute to lululemon's culture.

2021 Named Executive Officers	Title
Calvin McDonald	Chief Executive Officer
Meghan Frank	Chief Financial Officer
Celeste Burgoyne	President, Americas and Global Guest Innovation
Michelle (Sun) Choe	Chief Product Officer
André Maestrini	Executive Vice President, International
Compensation Philosophy
We are committed to a compensation strategy that supports our values and rewards exceptional performance. Our executive compensation policies are based on the principles that compensation should be reflective of our financial performance (pay-for-performance), aligned with shareholders and significantly tied to value creation through equity-based long-term incentives.
In Practice
The people, culture and compensation committee seeks to set total compensation at competitive levels to attract, motivate, and retain highly qualified executives who contribute to our success and aligns with our entrepreneurial culture. In assessing overall compensation, the committee generally considers the factors outlined in the chart below.
As a company headquartered in Canada that recruits our executives globally, we have developed compensation practices we believe are necessary to remain competitive. Our executive officers in North America are paid in U.S. dollars, and all are offered select tax and relocation assistance.

Market Comparison Data
Absolute & Relative Shareholder Returns
Individual Performance
Executive Compensation
Absolute & Relative Financial Performance
Historical Awards
Independent Consultant Recommendations

Compensation Design
Our 2021 executive compensation program consisted of the following five elements intended to provide short and long-term incentives to our executive officers.
We align our executive pay with performance, resulting in a substantial portion of executive pay being at-risk and tied to objective performance goals, including the annual incentive awards, and long-term incentives. The primary focus of our executive compensation is to drive long-term performance and value for our shareholders.

In developing our executive compensation programs, we have set the following guidelines to support our compensation philosophy and governance practices:

What we do	What we don't do
•Align executive compensation with shareholder interests through a balance of short and long-term incentives and linked to our financial performance	•Permit hedging or pledging of company stock
•Set challenging performance goals for our annual incentive and PSUs	•Reprice stock options
•Set market-competitive stock ownership guidelines for the chief executive officer, executive officers, and non-employee directors	•Grant stock options at a discount to market price
•Consider relevant market practices when establishing compensation	•Enter into employment agreements with multi-year terms
•Assess and mitigate undue risk in compensation programs	•Provide excessive benefits or perquisites
•Conduct an annual review of compensation programs and practices	•Provide single-trigger severance or permit golden parachute tax gross ups following a change in control
•Retain an independent compensation consultant
•Include double-trigger change in control provisions in equity awards.
•Include clawback provisions in our cash and equity incentive plans
People, Culture and Compensation Committee Duties and Responsibilities
As referenced in our Corporate Governance section, the people, culture and compensation committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels comparable with executives in peer companies of similar industry, size and scope of operations. The committee is responsible for the following five components of the executive compensation programs:

In setting the appropriate levels of compensation for our executive officers, the committee generally considers each of the following factors:
Role of the Independent Compensation Consultant
Our independent consultant
The committee has engaged Willis Towers Watson (WTW) as its independent consultant for executive officer and director compensation matters. WTW reports directly to the committee, and provides review of certain materials, attends meetings as requested, provides market data and recommendations, advises on evolving trends and best practices in compensation and committee governance, evaluates policies and practices, and reviews the compensation discussion and analysis disclosure in our proxy statement.
During 2021, management engaged WTW for consulting services regarding survey data services, gender pay studies and international compensation plans and policies. The WTW team management engaged was separate from the team that the committee engaged. The fees for those services were less than the $120,000 disclosure threshold.
Determination of independence
The committee reviewed its relationship with WTW when assessing whether the engagement raised any conflict of interest. Factors the committee considered included the six SEC and Nasdaq rules regarding compensation committee advisor independence, which include (1) other services provided by the advisor's firm, (2) fees as a percentage of firm revenue, (3) any policies and procedures maintained by the advisory firm to prevent or mitigate potential conflicts of interest, (4) any business or personal relationship of the compensation advisor with a member of the compensation committee, (5) any company stock owned by the compensation advisor, and (6) any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive officer of lululemon. The committee believes that WTW has been independent during its service for the committee.
Role of People, Culture and Compensation Committee and Chief Executive Officer in Executive Compensation
The committee reviews and recommends to the board of directors the compensation and other terms of employment of our chief executive officer and evaluates the chief executive officer’s performance in light of relevant corporate performance goals and objectives.

The chief executive officer provides a performance assessment and compensation recommendation of the other executive officers to the committee. The committee generally consider this feedback when it evaluates and approves each of the executive officer's (other than the chief executive officer's) compensation, including the executive's achievement of objectives, contributions to financial performance, and leadership accomplishments.
The chief executive officer does not participate in or otherwise influence recommendations regarding the chief executive officer’s own compensation.
Peer Group
The committee reviews the peer group annually as it strives to ensure our executive compensation remains competitive against the most relevant external comparator companies.

In selecting peers, the committee aims to identify comparably sized companies (based on revenue, operating income, and market capitalization), and key characteristics aligned with our vision to be an experiential brand that ignites a community of people.

In 2021, we used the following peer group to benchmark against executive pay and practices.

2021 Peer Group:
Burberry Group plc	Deckers Outdoor	Restoration Hardware	Twitter, Inc.	Urban Outfitters
Capri Holdings Limited	Gildan Activewear	Ross Stores, Inc.	Uber Technologies, Inc.	VF Corp.
Chipotle Mexican Grill	PVH Corp.	Block, Inc. (formerly Square, Inc.)	Ulta Beauty	Wayfair Inc.
Columbia Sportswear Company	Recreational Equipment, Inc.	Tiffany & Co.	Under Armour, Inc.
Following a review with the support of WTW, the committee approved an updated peer group for 2022. We removed peers we felt were no longer relevant due to reasons such as being acquired or no longer being comparably sized. While no singular company, or set of companies, have characteristics identical to lululemon, we worked to identify several companies that we believe have aspects similar to lululemon. We believe our peer group for 2022 closely aligns with our high growth and strong consumer brand and continues to be heavily weighted towards retailing.
Among our updated peer group, lululemon ranks slightly below median on revenue, and above the 75th percentile on operating income, market capitalization, and approximately aligned with the 75th percentile for total shareholder return over the last five years.

2022 Peer Group:
Burberry Group plc	Deckers Outdoor	Block, Inc.	Under Armour, Inc.
Capri Holdings Limited	PVH Corp.	Twitter, Inc.	Urban Outfitters
Chipotle Mexican Grill	Restoration Hardware	Uber Technologies, Inc.	VF Corp.
Columbia Sportswear Company	Ross Stores, Inc.	Ulta Beauty	Wayfair Inc.
Elements of Compensation
The elements of total direct compensation we offer are linked to our business strategies and pay-for-performance philosophy. We aim to offer competitive compensation with our total compensation packages targeted between market median and the 75th percentile. We also offer limited other perquisites and standard retirement and benefit plans.

Element	Purpose	How it Works	Link to Business Strategies
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, experience, external market, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.	Competitive base salary levels support in attracting and retaining executive talent. Base salaries are generally targeted near the market median of base salaries of similarly situated executives at peer group companies.
Annual Cash Incentive	Rewards the achievement of annual financial and strategic goals.	Generally awarded in the form of performance-based cash awards and payable based on the achievement of corporate performance goals established by the people, culture and compensation committee.	Performance metrics and incentive targets are set at the beginning of the fiscal year and align with our financial goals. Performance metrics typically include operating income and net revenue.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders.	Generally awarded in three equity vehicles: (1) stock options (2) PSU awards and (3) RSU awards.	Stock Options and RSUs provide incentive for long-term retention.

PSUs are designed for our executives to deliver on performance metrics we believe are needed to deliver company objectives.

All our equity programs are designed to encourage equity ownership for our executives to align their interest with shareholders. The ultimate value received by the executive officers is linked to the performance of our share price.
Base Salary
The base salary levels of our executive officers are reviewed at least annually by the committee and may be adjusted from time to time. The committee generally may consider the following to establish and adjust the base salary for our executive officers:
•the individual performance of the executive officer;
•the relative value of the executive officer's position within the organization;
•any new responsibilities delegated to the executive officer during the year;
•any contractual agreements with the executive officer; and
•the competitive market for executive talent.
The market for our senior executive talent is global and highly competitive, with many of our executives being recruited from U.S.-based companies. To provide a more relevant and consistent comparison to the competitive salaries provided to executives within our peer group, the salaries of all our executive officers are denominated in U.S. dollars, and our executive officers in North America are paid in U.S. dollars.

Named Executive Officer	Role	Fiscal 2021 Base Salary ($)
Calvin McDonald	Chief Executive Officer	1,250,000
Meghan Frank(1)	Chief Financial Officer	600,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	700,000
Michelle (Sun) Choe	Chief Product Officer	700,000
André Maestrini(2)	Executive Vice President, International	687,500
(1) Ms. Frank's salary was increased from $550,000 to $600,000 during 2021.
(2) Mr. Maestrini's salary is £500,000 GBP and is converted to USD using an exchange rate of GBP £1.00 equal to USD $1.375, which is the average of the average exchange rates for each fiscal month during 2021.
Annual Cash Incentives
Design
The annual cash performance bonuses awarded to our executive officers are intended to compensate them for achieving financial and strategic goals. These bonuses reward annual performance against annual performance metrics, distinct from our equity grants which are designed to reward the achievement of our long-term performance goals.
The committee will set the components of our annual cash performance bonus usually during the first quarter of each fiscal year, including the following:
•target annual levels for each of our executive officers as a percentage of base salary;
•financial performance measures for goal setting;
•relative weighting of each specific financial performance measure; and
•range of potential payouts for the annual cash bonus awards.
Following the completion of each fiscal year, the committee reviews performance relative to the achievement of the company's performance goals to determine the amount of bonus payable to our executive officers. In making this determination, the committee may make adjustments in calculating whether the financial performance goals have been met to factor out extraordinary, unusual, or non-recurring items. The committee may use discretion in determining the amount of the bonus payable to an executive officer. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
Target Annual Bonus Levels
The target annual cash bonus levels for each of our named executive officers for fiscal 2021 are shown in the table below:

Named Executive Officer	Fiscal 2021 Target Bonus (as a % of Base Salary)
Calvin McDonald	160%
Meghan Frank	75%
Celeste Burgoyne	90%
Michelle (Sun) Choe	90%
André Maestrini	90%
Financial Performance Measures & Relative Weighting
The annual cash bonus awards were based entirely on operating income and net revenue for fiscal 2021. Each metric was weighted evenly at 50% and the combined performance of the two metrics is the result. The committee continues to believe this structure focuses the executive team on our critical financial goals.

Payout Range
Actual payouts of the cash bonuses may vary from 0% of the target bonus level for performance below a threshold to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the compensation committee at the beginning of the fiscal year.
Fiscal 2021 Performance
The committee determined that both fiscal 2021 financial goals had been exceeded, and the bonus payout was calculated as 200% of target bonus level. The actual bonuses paid to the named executive officers for fiscal 2021 performance represented 200% of their target bonus levels, and are included in the Non-Equity Incentive Plan Compensation column of the summary compensation table.
Long-Term Incentive Awards
Design
Equity awards are an important component of our executive compensation program that we believe helps drive the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders. We believe providing a significant portion of our total compensation opportunity in equity-based compensation enables us to competitively compensate executive talent.
The committee evaluates the components of our equity-based awards annually, including the following:
•target annual grant for each of our executive officers as a significant part of their total compensation;
•financial performance metrics in alignment with the company's goals and interests of our shareholders; and
•program administration considerations also include simplicity to understand, market trends to our peer group and the accounting treatment of the awards.
Target Equity Annual Grant
The target annual equity grants for each of our named executive officers for fiscal 2021 are shown in the table below.

Named Executive Officer	Role	Fiscal 2021 Target Annual Equity Grant ($)
Calvin McDonald	Chief Executive Officer	8,000,000
Meghan Frank	Chief Financial Officer	1,000,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	2,500,000
Michelle (Sun) Choe	Chief Product Officer	2,500,000
André Maestrini	Executive Vice President, International	1,500,000
The committee awarded the following types of equity to each executive officer for fiscal 2021. The weighting of the type of equity is heavily weighted to our PSUs to connect our executive officer's pay to achieving the company's long-term objectives.
Equity Program
A summary of our equity program is shown in the table below:

Equity Program	PSUs	Stock Options	RSUs
How it Works	Each PSU award represents a right to receive one share of our common stock on a specified settlement date if performance metrics have been met.	Each stock option represents a right to purchase one share of our common stock at the grant price, if the time vesting requirements has been met. Stock options are granted with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant.	Each RSU represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met.
Vesting	PSUs generally vest on the third anniversary of grant day.	Stock Options generally vest 1/4 on the annual anniversary of grant day.	RSUs generally vest 1/3 on the annual anniversary of grant day.
Payout	The attainment of goals during the performance period may earn from 0% of target for performance below threshold to 200% of target for performance at or above maximum.	Stock options only have value to the extent that, on the date they are exercised, the company's share price is higher than the exercise price.	RSU will be earned based on continued employment.

Settlement of 2019 PSU Awards (2019-2021 Performance Period)
The people, culture and compensation committee established the following elements of the 2019 PSU awards:
•Performance period was three fiscal years (Fiscal 2019 to Fiscal 2021)
•Vesting was generally on the third anniversary of grant day
•Established the minimum, target and maximum performance and payout levels during the first quarter of the beginning of the performance period.
•The performance metric selected was the three-year pre-tax operating income compound annual growth rate, or CAGR, based on our estimated 52-week pre-tax operating income for fiscal 2018 of $695.4M. The PSUs will pay out with a threshold CAGR of 5%, target CAGR of 10% and a maximum CAGR of 15%.
The committee determined our annual operating income for fiscal 2021 was $1,333M which is a 24.2% CAGR, and resulted in a payout of 200% of the target PSUs award granted.
The committee has the discretion to make adjustments when calculating whether the performance goals have been met to factor out the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. The purpose of this kind of adjustment would be to provide a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award.
Future PSU Performance Periods
Our executive officers are currently participating in the following ongoing PSU cycles:

Cycle	Baseline	Metric	Performance Period	Payout Multiplier
Fiscal 2020 - 2022	2019 - $889.1M	Pre-tax Operating Income	3 years	0-200% multiplier
Fiscal 2020 - 2023	2019 - $889.1M	Adjusted Pre-tax Operating Income	4 years
Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and shareholder interests and to encourage a long-term perspective. To bolster this philosophy, we maintain formal stock ownership guidelines for our executive officers in an effort to further align their interests with those of our shareholders. The stock ownership guidelines require that executive officers own a significant amount of lululemon common stock measured as a multiple of base salary as follows:

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Chief Executive Officer	5x Base Salary
Other Section 16 executive officers	3x Base Salary

Our executive officers must meet the target stock ownership level within five years after they first become subject to the guidelines. Once the ownership threshold is met, executives are expected to maintain at least the target amount as long as they are subject to the guidelines.
In addition to shares of common stock beneficially owned by an executive officer, we count time-based restricted stock awards and RSUs (whether vested or unvested) and vested PSUs for purposes of determining compliance with the owner ship guidelines. We do not count unexercised stock options (whether vested or unvested) or unvested PSUs for these purposes.
Executive officers generally must retain at least 75% of the shares they acquire from the settlement of equity awards (net of shares withheld to pay applicable taxes and exercise price, if applicable) until they meet the applicable ownership threshold.
The committee annually review the status of compliance with the stock ownership guidelines.
Clawback Policy
The people, culture and compensation committee has adopted an incentive compensation recoupment policy, which applies to all incentive-based compensation paid or awarded to an executive officer on or after September 2015. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the people, culture and compensation committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.
Other Benefits
Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits. As a Canadian based company which frequently hires executives from the United States, we provide limited tax and relocation assistance we believe is necessary to remain competitive from a global talent perspective.

Benefits	Employee Eligibility	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓	✓
Life and Disability Insurance	✓	✓
Change in Control and Severance Plan	✓	✓
401(k) Plan (or other defined contribution group savings program)	✓	✓
Employee Stock Purchase Plan	✓	Not offered

Perquisites	Employee Eligibility	Executive Officer Eligibility
Employee Discount	✓	✓
Tax Support	✓	✓
Relocation Assistance (i.e., temporary housing, moving expenses)	✓	✓
Supplemental Life Insurance	✓	✓
Parental Leave Policy	✓	✓
Fitness Benefit	✓	✓
The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the summary compensation table and detailed in the footnotes to the table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies in our industry and peer group.

Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination events and are subject to the executive's compliance with the surviving terms of the employment agreement and other terms, which may include a non-compete, non-solicitation and non-disparagement agreement, as well as the executive's release of any employment-related claims the executive may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate the executive's professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.
Risk Considerations in Determining Compensation
The committee annually reviews the various design elements of our compensation program to determine whether it believes our compensation policies and practices encourage excessive or inappropriate risk-taking by our executive officers. Following the risk evaluation in March 2022, the committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on lululemon.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers that might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add unnecessary complexity to the plans or their administration. While we endeavor to use tax-efficient compensation structures when feasible, the committee has the discretion to deliver non-deductible forms of compensation.
Compensation for Fiscal 2022
We have largely maintained the overall design of our executive compensation program for fiscal 2022 as the committee believes it drives our pay-for-performance philosophy and aligns with shareholders’ interests.
Following a review of the named executive officer's compensation, the committee approved changes to base salary, target annual bonus and annual equity. The named executive officer's fiscal 2022 compensation levels are reflective of competitive market levels, time-in-role, and overall contribution. The committee holistically looks at each executive officer's responsibilities, performance, and position against our peers, particularly in the retail industry, as factors for determining total compensation.

Name	Title	Fiscal 2022 Base Salary ($)	Fiscal 2022 Target Annual Bonus (%)	Fiscal 2022 Annual Equity ($)
Calvin McDonald	Chief Executive Officer	1,250,000	175%	10,000,000
Meghan Frank	Chief Financial Officer	700,000	90%	1,500,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	800,000	100%	3,500,000
Michelle Choe	Chief Product Officer	800,000	100%	3,500,000
André Maestrini	Executive Vice President, International	768,213	90%	2,000,000
(1) Mr. Maestrini's salary is £558,700 GBP and is converted to USD using an exchange rate of GBP £1.00 equal to USD $1.375, which is the average of the average exchange rates for each fiscal month during fiscal 2021.
We are engaged in ESG matters to create meaningful change on topics that matter to our stakeholders and business strategy. We continue to listen closely to our people and the communities we serve to build upon our long-term vision and goals for a safer and healthier world. As we evolve our Impact Agenda, the committee continues to monitor the role that ESG metrics could play as a component of our compensation program in the future.
People, Culture and Compensation Committee Report
The people, culture and compensation committee of the board of directors of lululemon athletica inc. has reviewed and discussed the compensation discussion and analysis contained in this proxy statement with management. Based on this review and discussion, the people, culture and compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

PEOPLE, CULTURE AND COMPENSATION COMMITTEE

Emily White (chair)
Martha Morfitt
Michael Casey
Kathryn Henry

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows information detailing the compensation of each person who served as our principal executive officer or our principal financial officer during fiscal 2021 and our three other most highly compensated executive officers during fiscal 2021. Collectively, we refer to these persons as our "named executive officers."
The dollar amounts shown are in U.S. dollars.
•The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2021, fiscal 2020 and fiscal 2019, CDN$1.00 was equal to USD$0.799, USD$0.748 and USD$0.755 respectively.
•The amounts originally in British pounds were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2021, GBP£1.00 equal to USD$1.375.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Calvin McDonald, Chief Executive Officer	2021	1,250,000	—	4,000,112	4,000,028	4,000,000	15,315	13,265,455
	2020	1,182,692	—	2,999,912	3,000,024	1,875,000	1,532,478	10,590,106
	2019	1,250,000	—	2,999,971	2,995,896	3,750,000	294,077	11,289,944
Meghan Frank, Chief Financial Officer	2021	567,308	—	699,912	299,988	850,962	11,782	2,429,952
	2020	469,231	—	693,002	136,415	351,923	10,721	1,661,292
Celeste Burgoyne, President, Americas and Global Guest Innovation	2021	696,154	—	1,750,087	749,970	1,253,077	11,669	4,460,957
	2020	638,654	—	1,050,139	450,024	607,500	—	2,746,317
	2019	666,538	—	1,050,141	1,448,023	1,199,769	—	4,364,471
Michelle Choe, Chief Product Officer	2021	696,154	—	1,750,087	749,970	1,253,077	248,400	4,697,688
	2020	638,654	—	1,050,139	450,024	607,500	166,936	2,913,253
	2019	666,538	—	1,050,141	1,448,023	1,199,769	49,874	4,414,345
André Maestrini, EVP, International(5)	2021	687,500	126,042	1,049,868	449,982	1,237,500	66,568	3,617,460
(1)This column reflects the grant date fair value of PSUs and RSUs granted. See the "Grants of Plan-Based Awards Table" for information on PSUs and RSUs granted to our named executive officers in fiscal 2021. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.
(2)This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2021. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(3)Non-equity incentive plan compensation includes the annual performance-based cash awards paid in accordance with our 2014 equity incentive plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.

(4)The following table provides additional information of all other compensation:

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Tax Equalization Payments, Including Gross-Ups(d) ($)	Company Match of 401(k) / RRSP ($)	Pension Allowance ($)	Other ($)	Total All Other Compensation ($)
Calvin McDonald	2021	5,727	3,083	6,505	—	—	15,315
	2020(b)	1,300,289	225,581	6,608	—	—	1,532,478
	2019	269,817	18,745	5,515	—	—	294,077
Meghan Frank	2021	—	—	11,782	—	—	11,782
	2020	—	—	10,721	—	—	10,721
Celeste Burgoyne	2021	—	—	11,669	—	—	11,669
	2020(a)	—	—	—	—	—	—
	2019(a)	—	—	—	—	—	—
Michelle Choe	2021	5,351	241,549		—	1,500	248,400
	2020	6,022	159,414	—	—	1,500	166,936
	2019	2,499	47,375	—	—	—	49,874
André Maestrini	2021(c)	11,659	6,278	—	34,375	14,256	66,568
(a ) The aggregate of all perquisites and other personal benefits was less than $10,000.
(b) Mr. McDonald commenced employment as our chief executive officer in August 2018. We agreed to provide Mr. McDonald home sale assistance and home-loss buyout protection as part of his relocation services. A third party relocation company was engaged to manage the buyout process whereby the relocation company purchased the home from Mr. McDonald at its appraised market value. The relocation company was responsible for carrying and maintaining the home until it was sold and we agreed to pay a fee and reimburse the relocation company for these costs, as well as any deficiency if the home was sold for less than the purchase price. The home was sold in fiscal 2020, and the total costs we paid to the relocation company in fiscal 2020 for the final sale of the home and carrying costs was $1,291,032.
(c) Mr. Maestrini receives a pension allowance instead of participating in the pension scheme.
(d) If any of the named executive officers is subject to taxation in both Canada and the U.S. as a result of that person's business travel or working for the company in Canada, that person is provided a payment under our tax equalization policy generally equal to the difference between that person's respective home tax liability and actual taxes paid, as well as a gross-up on that difference.
(5)Mr. Maestrini commenced employment as our EVP, International in January 2021. He was granted a one-time retention award of $137,500, subject to remaining employed with lululemon for a period of 12 months. This award has been included in the table above, prorated for the amount earned in the fiscal year.

2021 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Calvin McDonald	Stock Option	03/31/2021	—	—	—	—	—	—	—	43,042	306.71	4,000,028
	Performance-Based Restricted Stock Unit	03/31/2021	—	—	—	6,521	13,042	26,084	—	—	—	4,000,112
	Performance-Based Cash Award(4)	03/31/2021	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
Meghan Frank	Restricted Stock Unit(5)	03/31/2021	—	—	—	—	—	—	652	—	—	199,975
	Stock Option	03/31/2021	—	—	—	—	—	—	—	3,228	306.71	299,988
	Performance-Based Restricted Stock Unit	03/31/2021	—	—	—	815	1,630	3,260	—	—	—	499,937
	Performance-Based Cash Award(4)	03/31/2021	212,740	425,481	850,962	—	—	—	—	—	—	—
Celeste Burgoyne	Restricted Stock Unit(5)	03/31/2021	—	—	—	—	—	—	1,630	—	—	499,937
	Stock Option	03/31/2021	—	—	—	—	—	—	—	8,070	306.71	749,970
	Performance-Based Restricted Stock Unit	03/31/2021	—	—	—	2,038	4,076	8,152	—	—	—	1,250,150
	Performance-Based Cash Award(4)	03/31/2021	313,269	626,538	1,253,077	—	—	—	—	—	—	—
Michelle Choe	Restricted Stock Unit(5)	03/31/2021	—	—	—	—	—	—	1,630	—	—	499,937
	Stock Option	03/31/2021	—	—	—	—	—	—	—	8,070	306.71	749,970
	Performance-Based Restricted Stock Unit	03/31/2021	—	—	—	2,038	4,076	8,152	—	—	—	1,250,150
	Performance-Based Cash Award(4)	03/31/2021	313,269	626,538	1,253,077	—	—	—	—	—	—	—
André Maestrini	Restricted Stock Unit(5)	03/31/2021	—	—	—	—	—	—	978	—	—	299,962
	Stock Option	03/31/2021	—	—	—	—	—	—	—	4,842	306.71	449,982
	Performance-Based Restricted Stock Unit	03/31/2021	—	—	—	1,223	2,445	4,890	—	—	—	749,906
	Performance-Based Cash Award(4)	03/31/2021	309,375	618,750	1,237,500	—	—	—	—	—	—	—
(1)The PSUs vest based on achievement of performance goals over a four-year performance period.
(2)The stock options vest in 25% installments on the four anniversary dates following the grant date.
(3)This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(4)Each of the performance-based cash awards shown in the table was granted under our current 2014 equity incentive plan, which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2021 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."
(5)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.

Outstanding Equity Awards at 2021 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on January 30, 2022.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Calvin McDonald	08/20/2018	42,766	17,589	136.67	08/20/2025
	03/28/2019	27,979	27,978	167.54	03/28/2026
	03/27/2020	13,108	39,323	188.84	03/27/2027
	03/31/2021	—	43,042	306.71	03/31/2028
Meghan Frank	02/16/2017	94	—	65.97	02/16/2024
	03/31/2017	1,459	—	51.87	03/31/2024
	03/28/2018	1,091	1,090	85.96	03/28/2025
	03/28/2019	455	909	167.54	03/28/2026
	03/28/2019	467	932	167.54	03/28/2026
	03/27/2020	426	1,278	188.84	03/27/2027
	12/11/2020	93	280	344.32	12/11/2027
	03/31/2021	—	3,228	306.71	03/31/2028
Celeste Burgoyne	03/28/2018	6,712	2,237	85.96	03/28/2025
	03/28/2019	4,197	4,197	167.54	03/28/2026
	03/28/2019	9,326	9,326	167.54	03/28/2026
	03/27/2020	1,966	5,899	188.84	03/27/2027
	03/31/2021	—	8,070	306.71	03/31/2028
Michelle Choe	12/09/2016	180	—	69.30	12/09/2023
	03/31/2017	1,459	—	51.87	03/31/2024
	03/28/2018	1,398	1,398	85.96	03/28/2025
	09/20/2018	617	308	155.97	09/20/2025
	03/28/2019	—	4,197	167.54	03/28/2026
	03/28/2019	—	9,326	167.54	03/28/2026
	03/27/2020	1,966	5,899	188.84	03/27/2027
	03/31/2021	—	8,070	306.71	03/31/2028
André Maestrini	01/12/2021	80	240	356.93	01/31/2028
	03/31/2021	—	4,842	306.71	03/27/2028
(1)The stock options vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Calvin McDonald	03/28/2019	—	—	17,906	5,656,684
	03/27/2020	—	—	15,886	5,018,546
	03/31/2021	—	—	13,042	4,120,098
Meghan Frank	03/28/2019 (5)	298	94,141	970	306,433
	03/28/2019	132	41,700	—	—
	02/13/2020(6)	788	248,937	—	—
	03/27/2020	230	72,659	861	271,999
	06/12/2020(7)	395	124,784	—	—
	12/11/2020	50	15,796	188	59,391
	03/31/2021	652	205,973	1,630	514,933
Celeste Burgoyne	03/28/2019	609	192,389	4,477	1,414,329
	03/27/2020	1,065	336,444	3,972	1,254,795
	03/31/2021	1,630	514,933	4,076	1,287,649
Michelle Choe	03/28/2019	609	192,389	4,477	1,414,329
	03/27/2020	1,065	336,444	3,972	1,254,795
	03/31/2021	1,630	514,933	4,076	1,287,649
André Maestrini	01/12/2021	44	13,900	162	51,177
	01/12/2021(8)	—	—	1,401	442,590
	01/12/2021(9)	—	—	700	221,137
	03/31/2021	978	308,960	2,445	772,400
(1)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(2)The market value of the RSUs is based on $315.91 per share, the closing sale price on January 28, 2022, the last trading day of our 2021 fiscal year.
(3)The PSUs vest based on a four-year performance period.
(4)The aggregate dollar value of the PSUs is shown at target payout value based on $315.91 per share, the fair market value on January 28, 2022, the last trading day of our 2021 fiscal year.
(5)Ms. Frank was granted a one-time RSU with a target value of $100,000 which vests in installments of 0%, 50% and 50% on the three anniversary dates following the grant date, subject to continued employment.
(6)Ms. Frank was granted a one-time RSU with a target value of $200,000 which vests in installments of 0%, 50% and 50% on the three anniversary dates following the grant date, subject to continued employment.
(7)Ms. Frank was granted a one-time RSU with a target value of $175,000 which vests in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(8)Mr. Maestrini was granted a PSU with a target value of $500,000. The award will vest based on the achievement of the 2020-2023 performance period.
(9)Mr. Maestrini was granted a PSU with a target value of $250,000. The award will vest based on the achievement of the 2019-2021 performance period.

2021 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2021 and the PSUs and RSUs that vested and the value realized upon vesting by our named executive officers during fiscal 2021. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Calvin McDonald	08/20/2018	10,000	2,907,008	—	—
	08/20/2018	—	—	43,902	13,880,056
	08/20/2018	—	—	14,926	5,938,011
Meghan Frank	02/14/2018	—	—	1,020	346,647
	03/28/2018	—	—	4,536	1,434,102
	03/28/2018	—	—	308	97,377
	03/28/2019	—	—	299	94,532
	03/28/2019	—	—	128	40,468
	03/27/2020	—	—	114	36,042
	06/12/2020	—	—	195	65,836
	12/11/2020	—	—	25	10,094
Celeste Burgoyne	12/09/2016	62	18,505	—	—
	03/31/2017	9,879	3,113,502	—	—
	06/13/2017	421	132,309	—	—
	02/14/2018	—	—	2,093	711,306
	03/28/2018	—	—	9,306	2,942,185
	03/28/2018	—	—	633	200,129
	03/28/2019	—	—	591	186,851
	03/27/2020	—	—	524	165,668
Michelle Choe	02/14/2018	—	—	2,093	711,306
	03/28/2018	—	—	5,816	1,838,787
	09/20/2018	—	—	1,282	405,317
	03/28/2019	—	—	591	186,851
	03/27/2020	—	—	524	165,668
	03/28/2018	—	—	395	124,883
	09/20/2018	—	—	87	36,499
	03/28/2019	9,326	2,384,578	—	—
	03/28/2019	4,197	1,076,664	—	—
André Maestrini	01/12/2021	—	—	21	7,407
(1)The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.

Potential Post-Employment Payments for Executive Officers
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:
•post-employment severance benefits between 0 to 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";
•salary continuation dependent on the business reason for the termination;
•lump-sum payment based on job level and years of service with lululemon;
•paid health care coverage and Consolidated Omnibus Budget Reconciliation Act, or COBRA, payments for a limited time; and
•outplacement services.
Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, PSUS, restricted stock awards and RSUs would be treated generally in the event of termination of employment and upon a change in control under our 2014 equity incentive plan and our current standard form of award agreements. The provisions of individual employment agreements may also establish how stock options, PSUs, restricted stock awards and RSUs would be treated in the event of termination or upon a change in control.

Termination Scenario	Stock Options	PSU	Restricted Stock Awards (RSAs)	RSU
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)	All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.	On the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of days of the participant's service during the performance period to the total number of days contained in the performance period.	All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.

Termination Scenario	Stock Options	PSU	Restricted Stock Awards (RSAs)	RSU
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.	In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.

		In the event of termination without cause within 12 months of the end of the performance period, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of days of the participant's service during the performance period to the total number of full days contained in the performance period.	All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited (except in the case of some supplemental RSU awards, which vest upon termination without cause).
Change in Control	Board has discretion to determine effect of change in control.	If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.	Board has discretion to determine effect of change in control on unvested shares of restricted stock.	If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.
(1)Retirement means an individual's termination of service (other than for cause) after the earlier of the individual's completion of 25 years of service or the date on which the individual reaches at least the age of 55 and has completed at least ten years of service.
Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers, which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause.
•If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only accrued base salary then in effect and benefits earned and payable as of the date of termination.
•If we terminate the executive's employment without cause, and subject to the executive's compliance with the surviving terms of the executive's employment agreement and the release of all employment-related claims, each named executive officer will be entitled to the amounts shown in the table below.
•These employment agreements do not provide for any payments or tax gross-up payments triggered by a change in control.
Under the terms of our current 2014 equity incentive plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The following table shows the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of employment for various reasons, including termination in connection with a change in control. The amounts provided in the table below assume that each termination was effective as of January 30, 2022 (the last day of our fiscal year) and are merely illustrative of hypothetical events, based on the terms of arrangements that are in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Calvin McDonald	Cause	—	—	—
	Death	—	27,491,837	27,491,837
	Disability	—	20,452,013	20,452,013
	Change in Control(4)	1,875,000(5)	27,491,837	29,366,837
	Involuntary (without cause)(8)	1,875,000(5)	11,313,369	13,188,369
	Voluntary	—	—	—
Meghan Frank	Cause	—	—	—
	Death	—	2,672,634	2,672,634
	Disability	—	2,263,179	2,263,179
	Change in Control(4)	750,000(6)	2,672,634	3,422,634
	Involuntary (without cause)(8)	750,000(6)	612,865	1,362,865
	Voluntary	—	—	—
Celeste Burgoyne	Cause	—	—	—
	Death	—	8,345,175	8,345,175
	Disability	—	6,414,868	6,414,868
	Change in Control(4)	875,000(6)	8,345,175	9,220,175
	Involuntary (without cause)(8)	875,000(6)	2,828,658	3,703,658
	Voluntary	—	—	—
Michelle Choe	Cause	—	—	—
	Death	—	8,201,508	8,201,508
	Disability	—	6,414,868	6,414,868
	Change in Control(4)	875,000(6)	8,201,508	9,076,508
	Involuntary (without cause)(8)	875,000(6)	2,828,658	3,703,658
	Voluntary	—	—	—
André Maestrini	Cause	—	—	—
	Death	—	1,854,711	1,854,711
	Disability	—	2,031,301	2,031,301
	Change in Control(4)	687,500(7)	1,854,711	2,542,211
	Involuntary (without cause)(8)	687,500(7)	442,274	1,129,774
	Voluntary	—	—	—
(1)The dollar amounts shown are in U.S. dollars.
(2)Amounts related to the death, disability, involuntary termination in connection with a change in control, and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on January 30, 2022 based on the fair market value of the stock on such date.
(3)The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.
(4)Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.
(5)Amounts payable in equal installments on the company's normal paydays over a 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(6)Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(7)Amounts payable in equal installments on the company's normal paydays over a 12-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(8)Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

CEO Pay Ratio
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule that requires companies to disclose the ratio of chief executive officer compensation to that of the median employee. This section discloses the ratio of the annual total compensation of our principal executive officer to that of our median employee and how that ratio was derived.
CEO Compensation
Mr. McDonald, our chief executive officer, had a total annual compensation of $13,265,455 in fiscal 2021, as reflected in the summary compensation table.
Our Median Employee
We are a global company operating in 17 countries with North America being our largest market by geographical split, and continual expansion across the PRC, the rest of Asia Pacific, and Europe. In 2021, we employed approximately 29,000 employees, with a majority of these employees being in part-time retail positions.
Our median employee had an annual total compensation of $17,061 in 2021. As illustrated in the table below, the estimated median employee of lululemon for 2021 was an educator, one of our names for our store associates, that worked on a part-time hourly basis. The median employee earned an average hourly rate of approximately $19.15, inclusive of salary and non-equity incentive plan compensation.
Our store compensation programs are grounded in our pay-for-performance philosophy and are a key component to attracting and retaining talent. We remain committed to investing in our people, as demonstrated both by our announcing the raising of our minimum base pay for our store employees in North America, and in our efforts to continually provide a holistic collection of benefits for the wellness of our employees.
2021 Pay Ratio
The estimated ratio of Mr. McDonald's total annual compensation was approximately 778 times that of our median employee in fiscal 2021.

Name and Principal Position	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation	Total
Calvin McDonald, Chief Executive Officer	$1,250,000	—	$4,000,112	$4,000,028	$4,000,000	$15,315	$13,265,455
Educator, Median Employee	$13,220	—	—	—	$3,841	—	$17,061
Pay Ratio							778
(1)Salary is comprised of base salary pay, overtime pay, double-time pay, statutory holiday pay, and vacation pay earned.
(2)This column reflects the grant date fair value of performance-based restricted stock units granted.
(3)This column reflects the grant date fair value of stock options granted.
(4)Non-equity incentive plan compensation includes monthly, quarterly, and annual performance-based cash awards.

Methodology and Key Assumptions
For the purposes of the chief executive officer pay ratio determination, we have used a consistently applied compensation measure to identify the median employee in fiscal 2021. The below table summarizes our methodology and key assumptions in setting our consistently applied compensation measure.

Item	Company Practice
Date Selection	The last day of the 2021 fiscal year, January 30, 2022, was used for the calculation.
Annualized Earnings	Permanent part-time and full-time employees with partial year earnings were annualized to full year earnings for the fiscal year, assuming consistent earnings. Annualized earnings include salary earned, bonus earned, and actual equity granted value. This does not apply to seasonal or temporary employees.
Employee Workforce Definition	Generally, employees who worked any portion of the fiscal year and who were active earners were included. The jurisdictions included in the analysis were Australia, Canada, China, the United Kingdom, and the United States of America.
De-Minimus Rule	Employee groups in certain non-U.S. jurisdictions were excluded as the aggregate total of these employees amounts less than 5% of our total employee workforce. The jurisdictions excluded were Denmark, France, Germany, Ireland, India, Japan, Malaysia, the Netherlands, New Zealand, Norway, Singapore, South Korea, Sweden, and Switzerland. The total number of employees excluded from the analysis was approximately 1,000 based on a total workforce of approximately 29,000.
Exchange Rates	All figures shown are in U.S. dollars. The amounts originally in non-U.S. dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the fiscal year.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies - including companies in our peer group - may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the committee nor management used the pay ratio measure in making compensation decisions.

PROPOSAL NO. 4
SHAREHOLDER PROPOSAL
People for the Ethical Treatment of Animals, 1536 16th Street N.W., Washington, DC, 20036, claiming beneficial ownership of at least $2,000 worth of common stock, has advised us that it intends to submit the following proposal for consideration at the annual meeting. The proposal and statement of support included below are reproduced as submitted and have not been checked for accuracy.
RESOLUTION FOR LULULEMON
Resolved
lululemon has pledged to uphold “strong animal welfare practices.” Given the cruelty inherent in the down industry, the board is strongly urged to commission a report on the slaughter methods used to procure down to determine whether these methods align with that pledge. The report should also address the risks presented by the company’s sourcing of down that are incompatible with the animal welfare practices and the company’s plans, if any, to mitigate these risks.
Supporting Statement
lululemon has laid out a “holistic … strategy” in its “2020 Impact Agenda: Be Human. Be Well. Be Planet.” Responsible sourcing represents a key part of the company’s “Be Planet” strategy. Regarding animal-derived materials, lululemon asserts, “We require that animals in our supply chain are treated humanely and with respect.” In an effort to ensure this, lululemon relies on the Responsible Down Standard (RDS). Down, however, is always the product of cruelty, regardless of any standard. Down comes from birds who endure a lifetime of captivity where they may not be able to engage in natural behaviors such as swimming. Upon arrival at slaughterhouses, they are often hung upside down, they’re electroshocked, their throats are slit, and their bodies are dumped into scalding water for defeathering.
PETA entities have investigated “responsible” and “humane” suppliers repeatedly and across multiple animal industries. Time and again, they have found that standards may reduce some suffering but do not eliminate cruelty. PETA Asia investigations connected RDS-certified suppliers with live plucking, in which workers rip feathers from conscious birds’ bodies. Workers even admitted to mislabeling the down to fool customers. In another exposé of a down farm marketed as humane, workers herded geese into corners where they trampled and crushed each other. Geese were then grabbed by the neck and thrown into crates so small that they could not hold their heads up during transport to slaughter. Some geese were left in filthy cages for up to 24 hours without food or water.
More and more consumers are prioritizing corporate transparency and cruelty-free fashion. lululemon’s consumer base expects our company to uphold values such as mindfulness and honesty touted on its website. Consequently, our shareholders deserve full disclosure on the slaughter methods used to obtain down in order to assess whether or not these methods align with our company’s humane claims and values.
Accordingly, we urge all shareholders to support this ethically and economically responsible resolution.
FOR THE REASONS EXPLAINED BELOW, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.
Our board of directors has carefully considered this proposal and, for the reasons stated below, does not believe that it is in the best interests of lululemon and our shareholders.
lululemon is a designer and retailer of technical athletic apparel. Since our inception, we have fostered a distinctive corporate culture and promote core values in our business, including personal responsibility, entrepreneurship, honesty, courage, and inclusion.
Our board of directors believes you should vote against this proposal principally because, first, we are already committed to obtaining down from certified ethical and humane sources, and second, we strongly believe that decisions about the use of materials in our products should be made by our management and design team rather than our board of directors or shareholders. In addition, we already provide information about our sourcing of animal-derived materials in our Impact Agenda, which is publicly available on our website. We believe the preparation of the report requested would expend company funds and resources to produce a document that would not provide meaningful additional insight into the sourcing of our materials and would be a waste of resources that is not in the best interests of lululemon or our shareholders.

Sourcing more sustainable raw materials in a responsible way is an important strategy to advance positive impact globally through our business. We do not condone the mistreatment of animals, in any form, and have put in place processes and procedures with our supply chain that we believe support the humane treatment of animals in connection with animal-derived fibre used in our products. Our robust responsible supply chain program is based on a vendor code of ethics that we require our vendors to agree to uphold. Our vendor code of ethics outlines what we stand for when it comes to manufacturing practices: vendors are expected to uphold legal, safe, and ethical standards of production.
lululemon is committed to sourcing raw materials responsibly and working with partners who share our values, including the two companies that supply our down, which makes up less than 0.5% of our total materials. As detailed on our website, 100% of our down is certified to the Responsible Down Standard (RDS), which publicly references processes and expectations, and required regular third-party audits to verify implementation, and lululemon is an RDS certified brand. The RDS describes itself as a globally recognized third-party certification that was developed with input of animal welfare groups including the Humane Slaughter Association, industry experts, brands and retailers, and it is administered by the Textile Exchange. The Standard can be applied to any waterfowl-based supply chain to help ensure humane treatment of animals and requires strict adherence to humane slaughter of waterfowl. Control Union, a third-party organization, performs audits to check whether our supply chain complies with the RDS.
Furthermore, lululemon’s success depends in part on our ability to meet and exceed consumer product performance expectations as well as to anticipate and respond to product trends and changing consumer demands. If our management and design team are externally restricted in their ability to evaluate and make decisions regarding the use of materials in our products or the introduction of new products or novel technologies, we may be unable to continue to be a leader in technical athletic apparel innovation.
Given our commitment to using responsibly-sourced down in our products, our need to be responsive to product trends and consumer demands, and our public disclosure about our efforts, our board of directors does not believe that implementing this proposal would provide additional benefit to our shareholders. Accordingly, our board of directors recommends that shareholders vote “AGAINST” this proposal.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Our board of directors unanimously recommends a vote "AGAINST" this proposal for the reasons noted above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, shareholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the party to the transaction has or will have a direct or indirect material interest. The policy provides that the audit committee reviews each transaction and determines whether or not to approve or ratify the transaction.
In determining whether to approve or ratify transactions subject to the policy, the audit committee considers, among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
The audit committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:
•Employment as an executive officer of lululemon, if the related compensation is either required to be reported in our proxy statement or is approved (or recommended for approval) by the people, culture and compensation committee;
•Any compensation paid to a director if the compensation is required to be reported in our proxy statement;
•Any transaction where the related person's interest arises solely from the ownership of our stock and all holders of our common stock received the same benefit on a pro-rata basis; and
•Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Transactions with Related Persons
There were no transactions with related persons exceeding $120,000 for fiscal 2021.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, our certificate of incorporation, and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 1, 2022 by (1) those persons who we know to beneficially own more than 5% of our outstanding common stock, (2) our directors, (3) the "named executive officers" listed in the summary compensation table, and (4) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2022 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares of Common Stock Owned	Right to Acquire(2)	Number of Shares Beneficially Owned(3)	Percent(4)
FMR LLC(5)	18,691,577	—	18,691,577	14.6%
245 Summer Street
Boston, MA 02210
Dennis J. Wilson(6)	10,955,225	—	10,955,225	8.6%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
T. Rowe Price Associates, Inc.(7)	8,611,468	—	8,611,468	6.7%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc.(8)	6,960,456	—	6,960,456	5.4%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(9)	6,523,153	—	6,523,153	5.1%
55 East 52nd Street
New York, NY 10055
Michael Casey	57,494	—	57,494	*
Stephanie Ferris	1,408	—	1,408	*
Kourtney Gibson	615	—	615	*
Kathryn Henry	3,804	—	3,804	*
Alison Loehnis	171	—	171	*
Jon McNeill	6,936	—	6,936	*
Martha Morfitt	89,401	—	89,401	*
Glenn Murphy	102,903	19,420	122,323	*
David Mussafer	19,783	—	19,783	*
Emily White(10)	17,203	—	17,203	*
Calvin McDonald	60,061	121,711	181,772	*
Meghan Frank	4,913	7,328	12,241	*
Celeste Burgoyne	7,051	35,185	42,236	*
Michelle Choe	4,926	17,765	22,691	*
André Maestrini	925	1,291	2,216	*
Nicole Neuburger	1,006	2,156	3,162	*
Directors and executive officers as a group (16 persons)	378,600	204,856	583,456	*
* Less than 1%.
(1)Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
(2)Represents shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days.
(3)Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares beneficially owned represents common shares held as of April 1, 2022, and shares of our common stock issuable upon exercise of options or restricted stock units that have vested or will vest within 60 days.

(4)Percentages are calculated on the basis of 128,038,154 shares of our common stock and special voting stock outstanding as of April 1, 2022, except that any additional shares of our common stock that a person has the right to acquire within 60 days of April 1, 2022 were deemed to be outstanding for purposes of calculating that person's beneficial ownership.
(5)Based on a Schedule 13G filed by FMR LLC with the SEC on February 28, 2022.
(6)Based on Schedule 13D/A filed by Mr. Wilson with the SEC on October 9, 2020.
(7)Based on a Schedule 13G filed by T. Rowe Price Associates, Inc., with the SEC on February 14, 2022.
(8)Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2022.
(9)Based on a Schedule 13G filed by the BlackRock Inc., with the SEC on January 31, 2022.
(10) Includes 11,101 shares of common stock held by The Kelly-White Living Trust.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2022 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT THE 2023 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals to be included in our proxy statement for our 2023 annual meeting must be received by the company secretary no later than December 28, 2022. Notices must be delivered to the company secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2023 annual meeting by more than 30 days from June 8, 2023, then the deadline will be the later of the 90th day prior to the 2023 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2023 annual meeting.
Shareholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2023 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the shareholder give written notice to the company secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2023 annual meeting, a shareholder's notice of a proposal will be considered timely if received no later than December 28, 2022. Notices must be delivered to the company secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2023 annual meeting by more than 30 days from June 8, 2023, then the deadline will be the later of the 90th day prior to the 2023 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2023 annual meeting.

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to shareholders and Annual Report on Form 10-K for the fiscal year ended January 30, 2022 will be mailed with this proxy statement to those shareholders that elect to receive a paper copy of the proxy materials. For those shareholders that receive the notice, this proxy statement and our 2021 Annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
April 27, 2022

Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class III Directors

Nominees	For	Against	Abstain
1a. Kathryn Henry	☐	☐	☐
1b. Jon McNeill	☐	☐	☐
1c. Alison Loehnis	☐	☐	☐

The Board of Directors recommends you vote FOR the following management proposals:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2023.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000567492_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com lululemon athletica inc.
Annual Meeting of Shareholders
June 8, 2022 8:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Calvin McDonald and Meghan Frank, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM PDT on June 8, 2022, via the Internet at: www.virtualshareholdermeeting.com/lulu2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000567492_2 R1.0.0.24

Continued and to be signed on reverse side